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                                                                    EXHIBIT 99.2
                          DURACELL INTERNATIONAL INC.
                              DURACELL SHARES PLAN

    Duracell International Inc., a Delaware corporation, hereby adopts this Duracell Shares Plan for employees of Duracell International Inc. and its subsidiaries and non-employee directors of Duracell International Inc. The purposes of this Plan are as follows:

         (1) To further the growth, development and financial success of the Company by providing additional incentives to its employees and non-employee directors.

         (2) To enable the Company to attract and retain the services of employees and non-employee directors considered essential to the long range success of the Company by offering them an opportunity to become owners of common stock of the Company under Options.

         (3) To align the interests of the Company's employees and non-employee directors with those of its stockholders.

         (4) To provide the Company's employees and non-employee directors with an appropriate level of reward in return for a superior level of appreciation in the value of the Company's Common Stock.

         (5) To emphasize the common interests of the Company's worldwide employees.

                                   ARTICLE I

                                  DEFINITIONS

Section 1.1  -  DEFINITIONS

    Whenever the following terms are used in this Plan they shall have the meaning specified below, unless the context otherwise requires.

    "Board" shall mean the Board of Directors of Duracell International Inc.

    "Cashless Exercise" shall mean a method of exercise under which certain Optionees, in lieu of payment of the Option Price in cash, may choose to make payment by instruction from such Optionees to sell shares of Common Stock acquired upon such exercise on the open market through a duly registered broker-dealer with which the Company makes an arrangement for the sale of such shares of Common Stock under this Plan, such that the proceeds of such sale are sufficient to pay the entire Option Price and the commissions of the broker-dealer.

    "Cause" shall mean an Optionee's (a) criminal conduct, (b) continuing refusal to perform employment duties on substantially a full time basis, (c) continuing refusal to act in accordance with any lawful instructions of a more senior officer or employees, or (d) deliberate misconduct which could be seriously damaging to the Company without a reasonable good faith belief by the Optionee that his conduct was in the best interests of the Company. An Optionee's voluntary Termination of Employment in anticipation of dismissal for Cause shall be deemed to be a dismissal of the Optionee for Cause.

    "Change of Control" shall mean any instance in which any person or group (other than (A) KKR Associates or any of its affiliates, (B) a wholly-owned Subsidiary of the Company or (C) one or more underwriters purchasing shares for distribution) acquires beneficial ownership of a majority of the outstanding Common Stock of the Company or obtains the power (i) to elect a majority of the Board of Directors of the





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Company or its successors or (ii) if the Company's successor is not a corporation, to select the general partner or other person controlling the operations and business of such successor.

    "Code" shall mean the Internal Revenue Code of 1986, as amended.

    "Committee" shall mean the Stock Option Committee of the Board, which shall be constituted as provided in Section 6.1.

    "Common Stock" shall mean the Common Stock, par value $0.01 per share, of the Company. To the extent the context requires, the term "Common Stock" shall also mean any other consideration that may be issuable upon exercise of an Option pursuant to adjustments made under Sections 2.3 and 4.6 of the Plan.

    "Company" shall mean Duracell International Inc. and its successors. Unless the context requires otherwise, the term "Company" shall also include the Company's Subsidiaries.

    "Director" shall mean a member of the Board.

    "Disability" shall mean an Optionee's permanent disability, as determined in good faith by the Committee or by an officer of the Company designated by the Committee.

    "Employee" shall mean any permanent full-time or part-time employee of the Company (including any such employee of any Subsidiary), whether such employee is so employed at the time this Plan is adopted or becomes so employed subsequent to the adoption of this Plan; provided that (i) the Committee may determine that certain employees or all employees of a particular Subsidiary are not Employees for purposes of this Plan and (ii) the Committee may determine that particular temporary employees, consultants or advisors of the Company are Employees for purposes of this Plan, provided that the services rendered by such consultants or advisory shall not be in connection with the offer or sale of securities in a capital-raising transaction.

    "Fair Market Value" on any date, shall mean the average of the high or low sale prices per share of Common Stock on such date (or, if such date is not a trading day, on the next preceding trading day) on the New York Stock Exchange or such other exchange or market as shall constitute the principal trading market for the Common Stock.

    "Initial Grant Date" shall mean the date as of which Options are first granted under the Plan.

    "Non-Employee Director" shall mean a member of the Board who is not an employee of the Company or a partner or employee of Kohlberg Kravis Roberts & Co., L.P.

    "Option(s)" shall mean an option granted under the Plan to purchase Common Stock. Options include only options which are not intended to be "incentive stock options" under Section 422A of the Internal Revenue Code of 1986, as amended.

    "Option Price" shall mean the purchase price for the shares of Common Stock issuable upon exercise of an Option.

    "Optionee" shall mean an Employee or Non-Employee Director to whom an Option is granted under the Plan.

    "Plan" shall mean this Duracell Shares Plan, as amended from time to time.





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    "Retirement" shall mean an Employee's or Non-Employee Director's retirement as such at age 62 or over after having been employed by the Company or having served as a Director for at least three years; provided that the senior human resources officer of the Company may determine that a particular Employee's retirement at a younger age or following a shorter term of employment with the Company shall constitute Retirement for purposes of the Plan.

    "Secretary" shall mean the Secretary of the Company.

    "Subsidiary" shall mean any corporation or other entity which is controlled by the Company, directly or through one or more intermediaries, within the meaning of Rule 405 under the Securities Act of 1933, as amended.

    "Termination of Employment" shall mean, in the case of an Employee, the time when the employee-employer relationship between the Optionee and the Company is terminated for any reason whatsoever and, in the case of a Non-Employee Director, the time when the Optionee ceases to be a Director for any reason whatsoever. The Committee, in its absolute discretion, shall determine the effect of all other matters and questions relating to Termination of Employment, including, but not limited to, any question concerning whether particular leaves of absence constitute Terminations of Employment and whether any reemployment by the Company is simultaneous with termination.

Section 1.2  -  RULES OF CONSTRUCTION

    The masculine pronoun shall include the feminine and the singular shall include the plural, where the context so indicates.

                                   ARTICLE II

                             SHARES SUBJECT TO PLAN

Section 2.1  -  SHARES SUBJECT TO PLAN

    The shares of stock subject to Options shall be shares of Common Stock. The aggregate number of shares of Common Stock which may be issued upon exercise of Options shall not exceed 8,000,000.

Section 2.2  -  UNEXERCISED OPTIONS

    If any Option expires or is canceled without having been fully exercised, the number of shares of Common Stock subject to such Option but as to which such Option was not exercised prior to its expiration or cancellation may again be optioned hereunder, subject to the limitation of Section 2.1.

Section 2.3  -  CHANGES IN COMMON STOCK

    In the event that, after the date this Plan is adopted, the outstanding shares of Common Stock are changed into or exchanged for a different number or kind of shares of capital stock or other securities of the Company, or other consideration, by reason of a merger, consolidation, recapitalization, reclassification, stock split-up, stock dividend, combination of shares or otherwise, the Committee shall make appropriate adjustments in the number and kind of shares of other securities for the purchase of which Options may be granted, including adjustment of the limitation of Section 2.1 on the maximum number and kind of shares or other securities which may be issued upon exercise of Options.





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                                  ARTICLE III
                              GRANTING OF OPTIONS

Section 3.1  -  ELIGIBILITY

    Any Employee shall be eligible to be granted Options, and Options shall be granted to each Non-Employee Director in accordance with Section 3.2(b).

Section 3.2  -  GRANTING OF OPTIONS

    (a)  The Committee shall from time to time, in its absolute discretion:

         (1) Select from among the Employees (including those to whom Options have been previously granted under the Plan) such of them as shall be granted Options; and

         (2) Determine the number of shares of Common Stock to be subject to Options granted to Employees; and

         (3) Determine the terms and conditions of the Options, including the Option Price, consistent with the Plan; and

         (4) Establish such conditions as to the manner of exercise of the Options as it may deem necessary, including but not limited to requiring Optionees to enter into agreements regarding transferability and other restrictions with respect to shares of Common Stock issuable upon exercise of such Options.

    (b) Each person who is a Non-Employee Director on the Initial Grant Date shall be granted an Option to purchase 5,000 shares of Common Stock on the Initial Grant Date. Each person who becomes a Non-Employee Director after the Initial Grant Date shall be granted an Option to purchase an amount of shares of Common Stock equal to the difference between (i) 5,000 and (ii) an amount equal to 250 multiplied by the number of three-month periods or parts thereof occurring from the Initial Grant Date to and including the period during which such Director is elected to the Board (each such Option to be granted on the date of such Director's election to the Board).

                                   ARTICLE IV

                                TERMS OF OPTIONS

Section 4.1  -  EVIDENCE OF EACH OPTION

    Each Option shall be evidenced by a letter from a Company officer authorized by the Committee, setting forth the terms of the Option which are particular to the Optionee, or in such other manner as the Committee shall determine. The Secretary, or a person appointed by the Secretary, shall maintain a register of all outstanding Options, which shall include the date of grant, the number of shares of Common Stock covered by the grant, the Option Price and the name and address of the Optionee.

Section 4.2  -  OPTION PRICE

    Unless the Committee determines otherwise at the time of any grant, the Option Price per share of the Common Stock subject to each Option shall be the Fair Market Value per share on the date such Option is granted.





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Section 4.3  -  WHEN OPTIONS BECOME EXERCISABLE

    Subject to the provisions of Section 4.4(b) and 4.7, unless the Committee determines otherwise at the time of grant, each Option shall become exercisable as follows:

    (a) Except to the extent that such Option becomes exercisable sooner pursuant to paragraph (b), each Option shall become exercisable as to 50 percent of the shares of Common Stock covered thereby on the fifth anniversary of the Initial Grant Date and as to the balance of the shares of Common Stock covered thereby on the sixth anniversary of the Initial Grant Date.

    (b) At any time when the average Fair Market Value per share of Common Stock for any period of 20 consecutive trading days is at least equal to the product of the Fair Market Value per share on the Initial Grant Date times the amount shown below under "Stock Price Multiple," Options of a particular class shall become exercisable as to the percentage of the shares of Common Stock covered thereby shown below under "Exercisable Percentage":

          Stock
          Price                                          Exercisable Percentage
         Multiple                      Class I          Class II        Class III         Class IV
         --------                      -------          --------        ---------         --------
            117%                          25%               --               --               --
            137%                          50%              25%               --               --
            160%                          75%              50%              25%               --
            187%                         100%             100%             100%             100%


         For purposes of the foregoing table, Options shall be assigned to Class I if the Fair Market Value of the Common Stock on the date of grant is less than 117% of the Fair Market Value on the Initial Grant Date; Class II, if the Fair Market Value on the date of grant is at least 117%, but less than 137%, of the Fair Market Value on the Initial Grant Date; Class III, if the Fair Market Value on the date of grant is at least 137%, but less than 160%, of the Fair Market Value on the Initial Grant Date; and Class IV, if the Fair Market Value on the date of grant is at least 160% of the Fair Market Value on the Initial Grant Date. Notwithstanding the foregoing, no Optionee that has been granted any option pursuant to the Stock Option Plan for Key Employees of Duracell International Inc. and Subsidiaries as amended by Resolution of the Board on March 4, 1991 may exercise any Option hereunder prior to June 24, 1994; provided, however, in the event a Termination of Employment has occurred with respect to such Optionee due to death, Disability or Retirement, his Option may be exercised without regard to such date.

         (c) At any time following the first anniversary of the Initial Grant Date, the Committee may, but shall not be required to, make such adjustments as it considers appropriate to the terms of any or all of the then outstanding Options. Such adjustments may include, without limitation, an acceleration of the time at which such Option may become exercisable. In determining whether to make any such adjustment, the Committee shall take into account the purposes of this Plan, the financial performance of the Company and such other considerations as it deems relevant. Following the third anniversary of the Initial Grant Date, if no Options have then become exercisable pursuant to Section 4.3(b), the Committee shall review the terms of all outstanding Options to determine whether any adjustments pursuant to this paragraph may be appropriate. Any adjustment made to an Option pursuant to this paragraph shall not, without the consent of the holder of the Option, adversely affect any rights or obligations of the holder of the Option in any material respect.





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Section 4.4  -  EXPIRATION OF OPTIONS; TERMINATION OF EMPLOYMENT

         (a) No Option may be exercised to any extent by anyone after, and every Option shall expire, seven years from the Option grant date.

         (b) Subject to the provisions of paragraph (a), unless the Committee determines otherwise at the time of any grant, each Option shall contain the following terms:

                 (i) The Option shall expire on the seventh anniversary of the date of grant.

                 (ii) The Option shall expire or become exercisable in connection with a Termination of Employment as follows: (A) if the Termination of Employment results from the Optionee's death, Disability or Retirement, all Options then held by the Optionee shall become exercisable as to all shares of Common Stock covered thereby and may be exercised until the earlier of the first anniversary of such Termination of Employment or their stated expiration date; (B) if the Termination of Employment results from the Optionee's dismissal for Cause, all Options then held by the Optionee shall automatically expire and become unexercisable on the date of such Termination of Employment; and (C) if the Termination of Employment results from any other circumstances, all Options then held by the Optionee which are exercisable on the date of Termination of Employment shall continue to be exercisable until the earlier of 90 days after such date or their stated expiration date, and all such Options which are not exercisable on the date of Termination of Employment shall automatically expire on such date.

Section 4.5  -  NO RIGHT TO CONTINUE IN EMPLOYMENT; NO RIGHT TO GRANT
                OF OPTIONS; NO RIGHTS AS STOCKHOLDER

         Nothing in this Plan or in any Option granted hereunder shall confer upon any Optionee any right to continue in the employ of the Company or any of its Subsidiaries or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries, which are hereby expressly reserved, to discharge any Optionee at any time for any reason whatsoever, with or without cause. No Employee shall be entitled to be granted an Option under the plan, regardless of his position or term of service with the Company, the fact that he has been granted an Option under the Plan or stock options or other benefits under any other benefit plan, or any other fact and circumstances. Grants of Options shall be made in the sole and absolute discretion of the Committee. No holder of an Option as such shall be, or shall have any of the rights and privileges of, a holder of any shares of Common Stock.

Section 4.6  -  ADJUSTMENTS IN OUTSTANDING OPTIONS

         In the event that the outstanding shares of Common Stock subject to Options are, from time to time, changed into or exchanged for a different number or kind of shares of the Company or other consideration by reason of a merger, consolidation, recapitalization, reclassification, stock split-up, stock dividend, combination of shares, or otherwise, the Committee shall make an appropriate and equitable adjustment in the number and kind of shares or other consideration as to which all outstanding Options, or portions thereof then unexercised, shall be exercisable. Such adjustment in an outstanding Option shall be made without change in the total price applicable to the Option or the unexercised portion of the Option (except for any change in the aggregate price resulting from rounding-off of share quantities for prices) and with any necessary corresponding adjustment in Option Price per share. Any such adjustment made by the Committee shall be final and binding upon all Optionees, the Company and all other interested persons.

Section 4.7  -  ACCELERATION OF EXERCISABILITY IN CERTAIN EVENTS





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         (a)     All outstanding Options issued under the Plan shall
immediately become exercisable as to all shares of Common Stock covered thereby in the event that (i) following, or in connection with, a Change of Control of the Company, the Company merges with or into, or consolidates with, another entity, or engages in a recapitalization or other similar transaction, and as a result of the transaction the Common Stock is changed into or exchanged for other consideration or (ii) the Company merges with or into, or consolidates with, another entity, or engages in a recapitalization or other similar transaction, and as a result of the transaction the Common Stock either (A) is no longer a voting equity security of the Company or (B) is no longer listed on a national securities exchange or authorized for quotation on an inter-dealer quotation system of a national securities association or (iii) the Company (A) sells, exchanges or otherwise disposes of all or substantially all of its assets or (B) is liquidated or dissolved. For purposes of this paragraph (a), the term "Company" shall not include any Subsidiary.

         (b) The Company shall promptly notify each holder of an Option of any event with shall cause the acceleration of all outstanding Options and of any conversion of Options into the right to receive cash as described in the preceding paragraph.

                                   ARTICLE V

                              EXERCISE OF OPTIONS

Section 5.1  -  PERSONS ELIGIBLE TO EXERCISE

         During the lifetime of the Optionee, only the Optionee or the Optionee's guardian may exercise an Option granted to the Optionee. After an Optionee's death, any Option granted to the Optionee may, prior to the time when such portion becomes unexercisable under Section 4.4 or Section 4.7, be exercised by the Optionee's personal representative or by any person empowered to do so under the deceased Optionee's will or under the then applicable laws of descent and distribution.

Section 5.2  -  PARTIAL EXERCISE

         At any time and from time to time prior to the time when any exercisable Option or exercisable portion thereof expires or becomes unexercisable under Section 4.4 or Section 4.7, such Option or portion thereof may be exercised in whole or in part; provided, however, that the Company shall not be required to issue fractional shares of Common Stock and the Committee may establish guidelines that require any partial exercise to be with respect to a specified minimum number of shares of Common Stock.

Section 5.3  -  MANNER OF EXERCISE

         An exercisable Option, or any exercisable portion thereof, may be exercised solely by delivery to the Secretary or his office, or another person designated by him, of all of the following prior to the time when such Option or such portion becomes unexercisable under Section 4.4 or Section 4.7:

         (a) Notice from the Optionee or other person then entitled to exercise such Option or portion thereof, stating that such Option or portion thereof is exercised; provided that the Committee may adopt rules as to the manner, content and timing of such notice; and

         (b) Full payment of the Option Price (in cash or by check) for the shares of Common Stock with respect to which such Option or portion thereof is thereby exercised, together with payment or arrangement for payment of any federal income tax or other tax required to be withheld by the Company with respect to such shares of Common Stock; provided that with respect to certain Optionees, subject to Section 5.4 and any related rules adopted by the Committee, payment of the Option Price may be made by Cashless Exercise; and





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         (c)     Such representations and documents, if any, as the Committee reasonably deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act of 1933, any other federal, state or foreign securities laws or regulations. The Committee may, in its absolute discretion, also take whatever additional actions it deems appropriate to effect such compliance, including, without limitation, placing legends on share certificates and issuing stop-transfer orders to transfer agents and registrars; and

         (d) In the event that the Option or portion thereof shall be exercised pursuant to Section 5.1 by any person or persons other than the Optionee, appropriate proof of the right of such person or persons to exercise the Option or portion thereof.

Section 5.4  -  CASHLESS EXERCISE

         (a) Subject to guidelines which may be established from time to time by the Committee, Options may be exercised by Cashless Exercise. The Committee may at any time, however, expand or further restrict eligibility for Cashless Exercise, amend the provisions of the Plan relating to Cashless Exercise, or provide that Options may no longer be exercised by Cashless Exercise, for any reason whatsoever, including without limitation, any change in accounting principles or practices, exchange controls or applicable laws or regulations.

         (b) If Cashless Exercise is elected, the Option will be deemed to be exercised simultaneously with the sale by the broker-dealer of shares of Common Stock acquired on the exercise of the Option sufficient to pay the entire Option Price and the broker-dealer's commission. If the shares of Common Stock to be acquired on such exercise cannot be sold for a price equal to or greater than the full Option Price plus the broker-dealer's commission, then the Option shall not be exercised.

         (c) Election of Cashless Exercise shall constitute an authorization to the Company to deliver shares of Common Stock to the relevant broker-dealer. The broker-dealer will remit the Option Price and the amount of any applicable withholding taxes to the Company, and will remit any remaining proceeds to the Optionee after withholding the broker-dealer's commission. The broker-dealer's commission shall be for the account of the person exercising the Option.

                                   ARTICLE VI
                                 ADMINISTRATION

Section 6.1  -  STOCK OPTION COMMITTEE

         The Committee shall consist of at least three Directors. It shall be appointed by and shall serve at the pleasure of the Board. For as long as Rule 16b-3 under the Securities Exchange Act of 1934, as amended, or its equivalent is then in effect with respect to the Plan, no person shall be eligible to serve on the Committee unless he is then a "disinterested person" within the meaning of such Rule or its equivalent as then in effect. Appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written notice to the Board. Vacancies in the Committee shall be filled by the Board.

Section 6.2  -  DUTIES AND POWERS OF COMMITTEE

         It shall be the duty of the Committee to conduct the general administration of the Plan in accordance with its provisions. The Committee shall have the power to interpret the Plan and the Options and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. Any such interpretations and rules shall be consistent with the basic purposes of





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the Plan.  In its absolute discretion, the Board may at any time, and from time to time, exercise any and all rights and duties of the Committee under the Plan.

Section 6.3  -  COMPENSATION; PROFESSIONAL ASSISTANCE; GOOD FAITH ACTIONS

         Members of the Committee shall not receive compensation for their services as members but all expenses and liabilities they incur in connection with the administration of the Plan shall be borne by the Company. The Committee may employ attorneys, consultants, accountants, appraisers, brokers or other persons. The Committee, the Company and the officers and Directors of the Company shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon all Optionees, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Options, and all members of the Committee shall be fully protected by the Company in respect to any such action, determination or interpretation.

                                  ARTICLE VII
                            MISCELLANEOUS PROVISIONS

Section 7.1  -  OPTIONS NOT TRANSFERABLE

         No Option or interest or right therein shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means, whether such disposition be voluntary or involuntary or by operation of law or by judgment, levy, attachment, garnishment or any other legal or equitable proceeding (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that nothing in this Section 7.1 shall prevent transfers by will or by the applicable laws of descent and distribution.

Section 7.2  -  AMENDMENT, SUSPENSION OR TERMINATION OF THE PLAN

         The Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Committee or the Board. However, the approval of the Company's stockholders shall be required for any modification or amendment of the Plan or outstanding Options, which, absent such approval, would cause the Plan or outstanding Options to fail to comply with Section 16 of the Securities Exchange Act of 1934, as amended, or the Rules thereunder. The amendment, suspension or termination of the Plan shall not, without the consent of the holder of an Option, adversely affect any rights or obligations of the Optionee under any outstanding Option in any material respect. No Option may be granted during any period of suspension nor after termination of the Plan, and in no event may any Option be granted under this Plan after the expiration of seven years from the date the Plan is adopted or the date the stockholders of the Company approve this Plan, if earlier.

Section 7.3  -  EFFECT OF PLAN UPON OTHER OPTIONS AND COMPENSATION PLANS

         The adoption of this Plan shall not affect any other compensation or incentive plans in effect for the Company or any Subsidiary. Nothing in this Plan shall be construed to limit the right of the Company or any of its Subsidiaries (a) to establish any other forms of incentives or compensation for employees of the Company or any of its Subsidiaries or (b) to grant or assume options otherwise than under this Plan in connection with any proper corporate purpose, including, but not by way of limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation or other entity.

Section 7.4  -  FOREIGN EMPLOYEES





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         Notwithstanding anything to the contrary in Articles III, IV and V
(other than Section 4.4(a) and Section 5.1), the Committee may grant Options to eligible Employees who are not United States citizens or residents on such terms and conditions as may, in the judgment of the Committee, be necessary or desirable to foster the purposes of the Plan. In furtherance of the purposes of the Plan, the Committee may adopt such modifications to the terms of Options and such procedures and guidelines, and may cause the Company to take such other actions, as may be necessary or advisable to comply with foreign laws and practices.

Section 7.5  -  TITLES

         Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan.

Section 7.6  -  GOVERNING LAW

         The laws of the State of Delaware shall govern the Plan and each Option, regardless of the citizenship or residence of the Optionee.





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